Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-1 File No. 333-218567, File No. 333-220449, File No. 333-220702, Form S-3 File No. 333-222566 and Form S-8 File No. 333-215605 of Yuma Energy, Inc. of our report dated April 2, 2019, relating to the consolidated financial statements of Yuma Energy, Inc., which report appears in the Form 10-K of Yuma Energy, Inc. for the year ended December 31, 2018 (and expresses an unqualified opinion and includes an explanatory paragraph relating to the going concern uncertainty), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statements.

/s/ MOSS ADAMS LLP

Houston, Texas
April 2, 2019